Exhibit 4.8

EXECUTION COPY

April 9, 2004

QUANEX CORPORATION

Suite 1500

1900 West Loop South

Houston, Texas 77027

Re:                               Consent and Third Amendment (“Consent and Amendment”) under the Quanex Corporation Revolving Credit Agreement dated as of November 26, 2002 (as amended, the “Credit Agreement”) by and among Quanex Corporation (“Company”), Comerica Bank and such other financial institutions which are or may from time to time become parties to the Credit Agreement (the “Banks”), and Comerica Bank in its capacity as Agent for the Banks (“Agent”)

Ladies and Gentlemen:

Reference is made to the Credit Agreement.  Except a specifically defined to the contrary herein, capitalized terms used in this Consent and Amendment shall have the meanings given them in the Credit Agreement.  This Consent and Amendment shall not become effective unless and until countersigned by the Company and returned to the Agent.

The Company has proposed to issue up to $150,000,000 aggregate principal amount of senior unsecured debentures (the “Debentures”) in an offering under Rule 144A promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Offering”), on substantially the terms set forth in Description of Debentures which is attached hereto as Attachment 1 (the “Description of Debentures”) (the Offering and the incurrence of the Debt evidenced by the Debentures are referred to herein as the (“Transactions”).

Based on the Agent’s receipt of the approval of the requisite Banks and subject to the terms and conditions of this letter, this letter will confirm that the Banks hereby consent to Transactions on the terms set forth in the Description of Debentures, subject to the Company’s agreement and acknowledgement of the modifications to the Credit Agreement as follows:

(a)                                  The following definitions are added to Section 1 of the Credit Agreement as follows:

“Indenture” shall mean an indenture among the Company and the trustee named therein entered into in connection with the issuance of the Debentures.

“Debentures” shall mean the senior unsecured debentures issued by the Company pursuant to the Indenture in an aggregate amount not to exceed $150,000,000.

(b)                                 Clause (f) of Section 6.2 is redesignated as clause (g); and the following is added as new clause (f) of Section 6.2:

“(f) such other financial and other reports as delivered to the holders of the Debentures pursuant to the Indenture;”

(c)                                  The following is added to the Credit Agreement as new Section 7.17:

“7.17  Amendment of Debentures. Amend, modify or otherwise alter any of the material terms and conditions of the Indenture, the Debentures or any such other documents or instruments evidencing or otherwise related to the Debt evidenced by the Debentures (collectively, the “Restricted Items”), or waive (or permit to be waived) any provision thereof in any material respect, without the prior written approval of requisite Banks, provided that, without limitation, any of the following shall be deemed to be a change to a material terms or condition of the Restricted Items:  (i) any increase in the interest rate or other amounts payable with respect to the Debentures; (ii) any change in the dates upon which payments of principal, interest or other amounts are due on the Debentures or change the principal amount of the Debentures (other than changes that would extend the maturity date of such principal, interest or other amounts or reduce the amount of such payment); and (iii) any change to add or make more restrictive any Event of Default or covenant with respect to the Restricted Items.”

(d)                                 Clause (m)(i) of Section 8.1 is amended and restated as follows:

“(m)(i) If there shall occur an occurrence of a Change of Control, a “fundamental change” or comparable term or event under any of the Subordinated Debt Documents or the Indenture;”

As an additional condition to the requisite Banks’ consent to the Transactions, the Company shall pay to each Bank which consents to the issuance of the Debentures in an aggregate amount of at least $125,000,000 and to the other Transactions or before the Agent’s close of business on April 9, 2004, a consent fee equal to two basis points on such Bank’s existing commitment.

The Company acknowledges that this Consent and Amendment will be deemed ineffective and the Company will be required to obtain additional consents from the Banks if the terms of the Transactions should change or differ substantially from those set forth in the Description of Debentures attached to this Consent and Amendment.  In addition, the Company hereby agrees to deliver to the Agent and the Banks copies of the Debentures and the Indenture within five (5) days after the original issuance thereof.

Except as set forth in this Consent and Amendment, this Consent and Amendment shall not be deemed to amend or alter in any respect the terms and conditions of the Credit Agreement, any of the Notes issued thereunder, or any of the other Loan Documents, or to constitute a waiver by Agent or any Bank of any right or remedy under the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents.  Nor shall this Consent and Amendment constitute an undertaking or agreement by any Bank to increase the stated dollar amount of its existing commitment under the Credit Agreement.

By signing and returning a counterpart of this letter to the Agent, the Company acknowledges its acceptance of the terms of this letter.

Very truly yours,

, as Agent

By:

Its:

Acknowledged and Accepted as of April 13, 2004

QUANEX CORPORATION

By:

Its:

AUTHORIZATION AND CONSENT

The undersigned Bank hereby consents to the issuance of the Debentures in an amount not to exceed $150,000,000 and to the other Transactions on the terms and conditions set forth above, and authorizes the Agent to issue the foregoing Consent and Amendment to the Company.

Harris Trust and Savings Bank

By:

Its:

Date: April 9, 2004